Exhibit 4.2

AMERICAN RESIDENTIAL HOUSING TRUST

Share Repurchase Plan

Effective as of July 6, 2026

Definitions

Advisor — shall mean HSR ARHT Partners, LLC, a Delaware limited liability company, in its capacity as the advisor to the Company pursuant to the Advisory Agreement.

Advisory Agreement — shall mean the agreement between the Company, the Partnership and the Advisor pursuant to which the Advisor directs or performs the day-to-day business affairs of the Company.

Board — shall mean the Board of Trustees of the Company.

Class A Common Shares — shall mean the Class A common shares of beneficial interest of the Company.

Class L Common Shares — shall mean the Class L common shares of beneficial interest of the Company.

Common Shares — shall mean the common shares of beneficial interest of the Company, $0.01 par value per share, including Class A Common Shares and Class L Common Shares.

Company — shall mean American Residential Housing Trust, a Maryland statutory trust.

Merger Transactions — shall mean the mergers of (i) HSR Income and Value REIT 2 OP, LP and HSR Income and Value REIT 3 OP, LP with and into the Partnership and (ii) HSR Income and Value REIT 2, Inc. and HSR Income and Value REIT 3, Inc. with and into the Company, and the transactions related thereto.

NAV — shall mean the net asset value of the Company attributable to its shareholders or the net asset value of a class of its Common Shares, as the context requires, determined in accordance with the Company’s valuation guidelines.

Partnership — shall mean ARHT OP, LP, a Delaware limited partnership, of which the Company is the general partner.

Plan — shall mean this Share Repurchase Plan of the Company.

Transaction Price — shall mean the repurchase price per share for each class of Common Shares, which shall generally be equal to the Company’s prior quarter’s NAV per share.

Transfer Agent — shall mean Venture.co, in its capacity as the Company’s transfer agent.

Share Repurchase Plan

Holders of Common Shares may request that the Company repurchase Common Shares through their financial representative or directly with the Transfer Agent. The procedures relating to the repurchase of shares are as follows:

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Under this Plan, to the extent the Company chooses to repurchase Common Shares in any particular calendar quarter, the repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the 15th calendar day of the last month of the applicable calendar quarter (the “Repurchase Request Cutoff Date”). If the 15th calendar day falls on a weekend or holiday, the Repurchase Request Cutoff Date will be the immediately preceding business day.

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Common Shares accepted for repurchase will be considered repurchased as of the fifth business day prior to the last business day of the applicable calendar quarter (the “Repurchase Date”). Repurchase requests received and processed by the Transfer Agent will be effected at a repurchase price equal to the Transaction Price applicable to that quarter, subject to any Early Repurchase Deduction (as defined below). Shares repurchased as of the Repurchase Date will cease to be outstanding as of such date and will not be entitled to any distribution having a record date after the Repurchase Date.

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Settlement of share repurchases will generally be made on the 10th calendar day of the month immediately following the end of the applicable calendar quarter (the “Settlement Date”). If the 10th calendar day falls on a weekend or holiday, the Settlement Date will be the immediately preceding business day.

•
A holder of Common Shares may withdraw their repurchase request by notifying the Transfer Agent, directly or through the holder’s financial intermediary. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Repurchase Request Cutoff Date.

•
If a repurchase request is received after, or not in good order by, 4:00 p.m. (Eastern time) on the applicable Repurchase Request Cutoff Date, the repurchase request will be executed, if at all, as of the next quarter’s Repurchase Date at the Transaction Price applicable to that quarter (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the applicable Repurchase Request Cutoff Date for such next quarter. Repurchase requests received and processed by the Transfer Agent on a business day, but after the close of business on that day, or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

•
Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting a financial intermediary, the financial intermediary may require the holder of Common Shares to provide certain documentation or information. If making a repurchase request by mail to the Transfer Agent, the holder of Common Shares must complete and sign a repurchase authorization form, which can be found at the end of this Plan and which is also available through a holder’s financial representative. Written requests should be sent to the Transfer Agent at the following address:

Venture.co Fund Services, LLC
Attn: American Residential Housing Trust
4975 Preston Park Blvd., Suite 820
Plano, Texas 75093

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, holders of Common Shares may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the Transfer Agent for at least 30 days. Holders of Common Shares should check with their financial representative that such payment may be made via check or wire transfer, as further described below.

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Holders of Common Shares may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the Transfer Agent or, upon instruction, to another financial institution provided that the holder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution that participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a holder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such shareholder’s address of record for the past 30 days; or (3) the Transfer Agent cannot confirm a holder’s identity or suspects fraudulent activity.

•	If a holder of Common Shares has made multiple purchases of shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any holder of Common Shares fails to maintain the minimum balance of $2,500 of shares, the Company may, but is not required to, repurchase all of the shares held by that holder at the repurchase price in effect on the date the Company determines that such holder has failed to meet the minimum balance. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are not subject to the Early Repurchase Deduction.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of the Company’s assets, borrowings or offering proceeds, and the Company has no limits on the amounts it may pay from such sources. The Company intends to invest up to 20% of its funds in liquid investments to provide an additional source of liquidity for this Plan and cash management.

In an effort to have adequate cash available to support this Plan, the Company may reserve borrowing capacity under a line of credit. The Company could then elect to borrow against this line of credit in part to repurchase shares presented for repurchase during periods when the Company does not have sufficient proceeds from operating cash flows or the sale of shares in its continuous offering to fund all repurchase requests.

Repurchase Limitations

The Company may repurchase fewer Common Shares than have been requested in any particular quarter to be repurchased under this Plan, or none at all, in its discretion. In addition, the aggregate NAV of total repurchases under this Plan (based on the price at which the shares are repurchased) of our Common Shares is limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the aggregate NAV attributable to holders of Common Shares as of the end of the immediately preceding quarter).

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any quarter, Common Shares submitted for repurchase during such quarter will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death or disability. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of the Plan, as applicable.

If the Transaction Price applicable to a calendar quarter is not made available by the last business day of the first month of such calendar quarter (or is changed after such date), then no repurchase requests will be accepted for such calendar quarter and investors who wish to have their Common Shares repurchased the following quarter must resubmit their repurchase requests.

The Transaction Price for each quarter will be available on the Company’s website at amresreit.com and through a holder’s financial representative.

Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real estate or other investments rather than repurchasing its Common Shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular quarter than have been requested to be repurchased, or none at all.

Further, the Board may make exceptions to, modify, suspend or terminate this Plan if in its reasonable judgment it deems such an action to be in the Company’s best interest and the best interest of the holders of Common Shares. Material modifications and suspensions of the Plan will be promptly disclosed to holders of Common Shares through their financial representatives.

In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. The Board must affirmatively authorize the recommencement of the Plan if it is suspended before redemption requests will be considered again.

Early Repurchase Deduction

There is generally no minimum holding period for Common Shares, and investors can request that the Company repurchase their Common Shares at any time. However, Common Shares that have not been outstanding for at least one year will be repurchased at 95% of the Transaction Price (the “Early Repurchase Deduction”), subject to limited exceptions. The one-year holding period is measured as of the first calendar day immediately following the prospective Repurchase Date. Also, shares issued as part of the Merger Transactions will be deemed to have been outstanding since the underlying shares of HSR Income and Value REIT 2, Inc. or HSR Income and Value REIT 3, Inc. were issued. The Early Repurchase Deduction will not apply to Common Shares acquired through the Company’s distribution reinvestment plan or Common Shares repurchased for failure to maintain the minimum account balance.

The Company may, from time to time, waive the Early Repurchase Deduction, including but not limited to the following circumstances (subject to the conditions described below):

•	repurchases resulting from death or qualifying disability;

•	in the event that an investor’s shares are repurchased because the holder of Common Shares has failed to maintain the $2,500 minimum account balance; or

•	shares issued pursuant to a redemption of common limited partner units of the Partnership.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of Common Shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended) of a holder of Common Shares who is a natural person, including shares held by such holder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the holder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualifying disability, receiving written notice from such shareholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the shareholder became a shareholder. The Company must receive the written repurchase request within 12 months after the death of the shareholder or the initial determination of the shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the shareholder. If spouses are joint registered holders of Common Shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualifying disability. If the shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or disability does not apply.

Items of Note for All Repurchases

When holders of Common Shares make a request to have Common Shares repurchased, they should note the following:

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If holders are requesting that some but not all of their Common Shares be repurchased, they may be subject to a minimum account repurchase, in the Company’s discretion, if the value of their remaining balance is less than $2,500.

•	Holders of Common Shares will not receive interest on amounts represented by uncashed repurchase checks.

•	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld.

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All Common Shares requested to be repurchased must be beneficially owned by the holder of record making the request or their estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the holder of record of the Common Shares or their estate, heir or beneficiary, and such shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the Common Shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the Common Shares, the Company will not be obligated to repurchase any Common Shares subject to the lien.

IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for Common Shares sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a holder elects otherwise, which such holder may do by checking the appropriate box on the repurchase authorization form, the Company will utilize the first-in-first-out method.

Frequent Trading and Other Policies

The Company may reject for any reason, or cancel as permitted or required by law, any purchase orders for Common Shares. For example, the Company may reject any purchase orders from market timers or investors that, in the Company’s opinion, may be disruptive to its operations.

In general, holders of Common Shares may request that the Company repurchase their shares once every calendar quarter. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	any holder of Common Shares who requests that the Company repurchase shares within 90 calendar days of the purchase of such shares;

•	transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and

•	transactions initiated by financial professionals, among multiple investor accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of Common Shares in the amount of $2,500 or less;

•	purchases or repurchases initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.

At the Advisor’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a holder of Common Shares may be removed.

Mail and Telephone Instructions

The Company and the Transfer Agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized transactions if they reasonably believe that such instructions were genuine. The Transfer Agent has established reasonable procedures to confirm that instructions are genuine including requiring the holder of Common Shares to provide certain specific identifying information on file and sending written confirmation to holders of record. Investors, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the investor, or its agent, should contact their or its financial professional as well as the Transfer Agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, the Transfer Agent and the financial professional of any liability with respect to the discrepancy.

REPURCHASE AUTHORIZATION
FOR AMERICAN RESIDENTIAL HOUSING TRUST

Use this form to request repurchase of your shares in American Residential Housing Trust (the “Company”). Please complete all sections below.   A medallion signature guarantee may be required if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a shareholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such shareholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a requestor’s identity or suspects fraudulent activity.

1.	REPURCHASE FROM THE FOLLOWING ACCOUNT

Please check one (or, if you only own one share class, you may leave this item blank):  ☐ A Shares    ☐ L Shares

Name(s) on the Account Enter text here.

Account Number Enter text here.

Social Security Number/TIN Enter text here.	Financial Professional Name Enter text here.

Financial Professional Phone Number Enter text here.
2.	REPURCHASE AMOUNT (Check one, required)

☐All Shares
☐Number of Shares	Enter text here.
☐Dollar Amount $	Enter text here.
3.	REPURCHASE TYPE (Check one, required)

☐ Normal
☐ Death
☐ Disability.

4.	PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record, provided such address has been on file with our transfer agent for at least 30 days. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record
☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee Required)

Name / Entity Name / Financial Institution Enter text here.

Mailing Address Enter text here.

City Enter text here.	State Enter text here.	Zip Enter text here.	Account Number Enter text here.

☐ ACH/Direct Deposit (Signature Guarantee may be required if account not on file for at least 30 days)

I authorize American Residential Housing Trust or its agent to deposit my distribution into my checking or savings account. In the event that American Residential Housing Trust deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. Funds will be deposited only to U.S. financial institutions that are ACH network members.

Financial Institution Name Enter text here.	Mailing Address Enter text here.

City Enter text here.	State Enter text here.	Zip Enter text here.

Your Bank’s ABA Routing Number Enter text here.	Your Bank Account Number Enter text here.

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5.	SHARE REPURCHASE PLAN CONSIDERATIONS

Our share repurchase plan limits the aggregate NAV of total repurchases to no more than 5% of our aggregate NAV per calendar quarter (measured using the aggregate NAV attributable to shareholders as of the end of the immediately preceding quarter). In addition to this limitation, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular quarter, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, we will first repurchase all shares for which repurchase has been requested due to death or disability, and then each shareholder's remaining request will be reduced on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of the share repurchase plan, as applicable. If you wish to have the unsatisfied portion of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount. Our board of trustees must affirmatively authorize the recommencement of the plan if it is suspended before shareholder requests will be considered again.

6. COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally, these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these new rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐ FIFO (First – In / First Out)

☐ LIFO (Last – In / First Out) Consult your tax advisor to determine whether this method is available to you.

☐ Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase: Enter text here.	Amount of Purchase: Enter text here.

Date of Purchase: Enter text here.	Amount of Purchase: Enter text here.

Date of Purchase: Enter text here.	Amount of Purchase: Enter text here.

7.	AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:
•	Amount to be repurchased is $500,000 or more.
•	The repurchase is to be sent to an address other than the address we have had on record for the past 30 days.
•	The repurchase proceeds are to be transferred by wire to an account other than the designated bank or brokerage account on file with our transfer agent for at least 30 days.
•	Our transfer agent cannot confirm your identity or suspects fraudulent activity.

By signing below, I hereby agree to the terms of the Company’s repurchase program and the terms of this repurchase authorization. Some signatures require a medallion signature guarantee.

Investor Name (Please Print) Enter text here.	Signature Enter text here.	Date Enter text here.

Co-Investor Name (Please Print) Enter text here.	Signature Enter text here.	Date Enter text here.

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF ACCOUNT IS ADMINISTERED BY A THIRD PARTY)

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable)
Signature of Authorized Person (if applicable) Date Enter text here. Enter text here.

A copy of the current share repurchase plan is available upon request. Repurchase requests received and processed by our transfer agent will be effected at a repurchase price equal to the transaction price applicable to the calendar quarter (which will generally be equal to our prior quarter's net asset value ("NAV") per share), subject to any early repurchase deduction. If the transaction price applicable to a calendar quarter is not made available by the last business day of the first month of such calendar quarter (or is changed after such date), then no repurchase requests will be accepted for such calendar quarter and shareholders who wish to have their shares repurchased the following quarter must resubmit their repurchase requests. The transaction price for each quarter will be available on our website at amresreit.com and through your financial representative.

There are various limitations on your ability to request that we repurchase your shares, including, subject to certain exceptions, an early repurchase deduction if your shares have been outstanding for less than one year. In addition, the aggregate NAV of total repurchases (based on the price at which the shares are repurchased) of our shares is limited to no more than 5% of our aggregate NAV per calendar quarter (measured using the aggregate NAV attributable to shareholders as of the end of the immediately preceding quarter). Our board of trustees may determine to make exceptions to, modify, suspend or terminate our share repurchase plan without shareholder approval.

All requests for repurchases and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the 15th calendar day of the last month of the applicable calendar quarter (the “Repurchase Request Cutoff Date”). If the 15th calendar day falls on a weekend or holiday, the Repurchase Request Cutoff Date will be the immediately preceding business day. A shareholder may withdraw his or her repurchase request by notifying our transfer agent, directly or through the shareholder's financial intermediary, provided such notice is received before 4:00 p.m. (Eastern time) on the applicable Repurchase Request Cutoff Date.

Common shares accepted for repurchase will be considered repurchased as of the fifth business day prior to the last business day of the applicable calendar quarter (the “Repurchase Date”). Shares repurchased as of the Repurchase Date will cease to be outstanding as of such date and will not be entitled to any distribution having a record date after the Repurchase Date. Settlement of share repurchases will generally be made on the 10th calendar day of the month immediately following the end of the applicable calendar quarter (the “Settlement Date”). If the 10th calendar day falls on a weekend or holiday, the Settlement Date will be the immediately preceding business day.

We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period. If the share repurchase plan is suspended, our board of trustees must affirmatively authorize its recommencement before repurchase requests will be considered again. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of the plan, as applicable. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by American Residential Housing Trust, in its sole discretion, and such determination shall be final and binding.

Deliver to: Venture.co Fund Services, LLC, Attn: American Residential Housing Trust, 4975 Preston Park Blvd., Suite 820, Plano, Texas 75093